Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Inspired Entertainment, Inc. on Form S-8 of our report dated December 4, 2017, with respect to our audits of the consolidated financial statements of Inspired Entertainment, Inc. (formerly known as DMWSL 633 Limited) and Subsidiaries as of September 30, 2017 and September 24, 2016 and for the periods ended September 30, 2017, September 24, 2016 and September 26, 2015 appearing in the Annual Report on Form 10-K of Inspired Entertainment, Inc. for the year ended September 30, 2017.

/s/ Marcum llp

Marcum llp

Melville, New York

August 17, 2018

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